Exhibit 3.2  Amendment to First Amended Regulations

Pittsburgh & West Virginia Railroad (the "Trust")
Amendment No. 2 to Regulations

       This AMENDMENT NO. 2 to the Regulations (the "Amendment") effective May 16, 2011.

       WHERAS, the original Regulations (the "Original Regulations") were filed with the SEC on a Form 8-K Amendment to Annual Report on Form 10-K for the year ended December 31, 1988 and was amended on February 14, 2011, (the "First Amended Regulations"); and

       WHERAS, the Trustees, deeming it desirable and in the Trust's best interest to amend the First Amended Regulations, hereby duly adopt this Amendment.

	NOW THEREFORE, the First Amended Regulations are hereby amended as set forth herein below.

	1. Article II, Section 10. Article II, Section 10 is hereby amended and restated to read in its entirety as follows:

"Every beneficiary of record shall have the right at every meeting of the beneficiaries to one vote for every share of beneficial interest standing in his name on the books of the Trust. In the case of election of trustees only, each beneficiary of record shall be entitled to one vote per share, on a cumulative basis, for each trusteeship to be filled. Every beneficiary of record may vote either in person or by proxy, and every proxy shall be executed in writing by the beneficiary of record, or by his duly authorized attorney in fact, and filed with the Secretary."

       2. Continued Effect. Other than as amended by this Amendment, the remaining terms and provisions of the First Amended Regulations remain unchanged and in full force and effect.